Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO SUTRO BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

March 13, 2025

Via Docusign

William Newell

Re: Terms of Transition and Separation

Dear Bill:

This letter confirms the agreement (“Agreement”) between you and Sutro Biopharma, Inc. (the “Company”) concerning the terms of your transition and separation from employment and offers you the severance payments and benefits associated with a Covered Termination outside the Change in Control Period for a Tier 1 Participant, pursuant to Section 3.1 of the Company’s Severance and Change in Control Plan (the “Plan”) (Exhibit A hereto) in exchange for a general release of claims and covenant not to sue. If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.

1.
Separation from Employment; Transitional Employment Opportunity. Your employment is being terminated effective May 1, 2025. In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, and in lieu of immediate separation, the Company agrees to continue your employment on the following terms:
a.
Separation Date; Transition Period and Services: Your last day of employment with the Company will be May 1, 2025 (the “Separation Date”), subject to the at-will nature of your employment as described in Section 1(d). Between now and the Separation Date (the “Transition Period”), you agree to carry out the duties and responsibilities of your position, and to provide other transition services as may reasonably be requested by the Company, including transition of the responsibilities, duties, and knowledge relative to your position (the “Transition Services”). Your continued employment during the Transition Period is expressly conditioned upon you carrying out the Transition Services in a cooperative and diligent manner.
b.
Compensation and Benefits: During the Transition Period, the Company will continue to pay you your current base salary and you will continue to be eligible to participate in benefits customarily afforded to other employees, including participation in the Company-sponsored health benefits plan, to the fullest extent allowed by the governing plans, agreements, or policies.

William Newell

c.
Separation Compensation: Provided that you cooperatively and diligently carry out the Transition Services, as reasonably determined by the Company in its sole discretion, then in exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in Exhibit B (the “Second Release”), to be signed no earlier than the Separation Date, and your other promises herein, the Company agrees as follows:
i.
Plan Benefits: The Company agrees to provide you the severance payments and benefits associated with a Covered Termination outside the Change in Control Period for a Tier 1 Participant, pursuant to, and subject to the payment timing and other terms and conditions of, Section 3.1 of the Plan. Notwithstanding the foregoing, the Company will pay you the severance payments outlined in Section 3.1(a) of the Plan in two (2) installments as follows: (A) the first installment payment of $533,250.00, less applicable state and federal payroll deductions, will be paid within fifteen (15) business days following the effectiveness of the Second Release (as provided therein), and (B) the second installment payment of $533,250.00, less applicable state and federal payroll deductions, will be paid on January 15, 2026.
ii.
Stock Option Exercise Deadline Extension: Subject to approval by the Company’s Board of Directors (the “Board”), the Company agrees to extend the post termination stock option exercise deadline, subject to certain limitations as described more fully in Section 4 below.

By signing below, you acknowledge that you are receiving the release consideration outlined in this section in consideration for waiving your rights to claims referred to in this Agreement (and the Second Release, if applicable) and that you would not otherwise be entitled to the release consideration.

d.
At-Will Employment: During the Transition Period, your employment with the Company will remain at-will, meaning either you or the Company may terminate your employment at any time with or without notice or reason. However, provided that you diligently and cooperatively provide the Transition Services (as determined by the Company in good faith and in its sole discretion), in the event that the Company terminates your employment prior to the Separation Date, and in addition to your continued eligibility to receive the benefits described in Section 1(c), above, the Company will pay you the base pay and health insurance benefits coverage that you would have received had your employment continued for the balance of the Transition Period. In the event that the Company terminates your employment prior to the Separation Date for failing to provide the Transition Services (including for failing to do so in a diligent and cooperative fashion, as determined by the Company in good faith and in its sole discretion) or you voluntarily resign prior to the Separation Date, you will not be eligible to receive, and the Company will not be obligated to offer to you, any of the benefits described in Section 1(c), above, and you will only receive your base pay through the date of your actual termination.
2.
Return of Company Property: You hereby warrant to the Company that, no later than your final day of employment, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

William Newell

3.
Post-Employment Obligations: You hereby acknowledge that: (a) you continue to be bound by the attached At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) (Exhibit C hereto), which you previously signed, as well as the covenants set forth in Section 6 of the Plan; (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, and you will continue to hold all such information in strictest confidence and not make use of it on behalf of anyone; and (c) you must, and by your signature below confirm that you shall, deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof.
4.
Equity: At all times, your rights concerning your equity awards, if any, will continue to be governed by the applicable equity-related agreements, which provide that you will cease vesting on the Separation Date. Your equity holdings, if any, as of the Separation Date will be reflected in your Morgan Stanley/E*Trade account, without taking into effect the vesting acceleration contemplated by Section 3.1(c) of the Plan, to which you will have ongoing access following the Separation Date. Per your stock option agreements, you will have three months following your last day of employment to exercise the unexercised vested shares subject to your options to purchase shares of the Company common stock (collectively the “Options”). After this date, you will no longer have a right to exercise the Options as to any shares. Notwithstanding the foregoing, if you execute this Agreement and the Second Release, and they become effective on their respective terms, and if you check the box provided on the signature page hereto electing to receive the post-employment exercise period benefit described in this Section 4 in connection with this Agreement, the Company agrees to, and hereby does, extend the post-termination exercise period for you to exercise any then-unvested shares subject to the Options having an exercise price lower than $12 per share (the “Extended Options”) to the earliest of: (a) the two (2) year anniversary of the Separation Date; (b) the expiration date of the Extended Options; (c) the consummation of an Acquisition (as defined in the equity agreements); and (d) any earlier date as required by the equity-related agreements (the “PTEP Extension”). For the avoidance of doubt, the Options having an exercise price of $12 or more are not eligible to receive the PTEP Extension. You acknowledge that your acceptance of the foregoing PTEP Extension will cause any Extended Option that is an incentive stock option to be immediately and irrevocably reclassified as a non-qualified stock option under applicable tax laws (unless an Extended Option has an exercise price equal to or greater than the current fair market value of the Company’s Common Stock and you accept the PTEP Extension prior to your last day of employment, and in all cases subject to all applicable laws governing incentive stock options), and that you and not the Company shall be solely responsible for any tax consequences relating to such reclassification, including satisfaction of all applicable tax withholding requirements that become due upon exercise of the option(s). To the extent an Option remains an incentive stock option under this Agreement, any exercise of such Option beyond three (3) months after you cease to be an employee of the Company will be deemed to be a non-qualified stock option under applicable tax laws. If you have not accepted the PTEP Extension by the end of the Consideration Period (as defined below) of this Agreement, the Company’s offer of the Exercise Extension will automatically be rescinded without any further action on the part of you or the Company. The equity agreements are hereby amended consistent with this

William Newell

Section 4. Your rights concerning the Options will continue to be governed by the applicable equity-related agreements, as amended herein.
5.
General Release and Waiver of Claims:
a.
To the fullest extent permitted by law, you hereby release and waive any claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, including any claims arising under or related to the Plan, including, but not limited to, pursuant to Section 3.2 thereof, claims under Title VII of the 1964 Civil Rights Act, as amended, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age, and/or claims based on disability or under the Americans with Disabilities Act. By signing this Agreement, you are not releasing or waiving any claims under the California Fair Employment and Housing Act, the Age Discrimination in Employment Act, or the Older Workers Benefit Protection Act; however, for the avoidance of doubt, you will release and waive such claims once you sign the Second Release.
b.
By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

c.
You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, any indemnification agreement, charter or bylaws of the Company, or any coverage otherwise provided under any directors and officers insurance policy of the Company applicable to you (if any), or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
6.
Covenant Not to Sue: Subject to the Protected Rights section below, and otherwise to the fullest extent permitted by applicable law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future

William Newell

have against Releasees, which is based in whole or in part on any matter released by this Agreement. Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
7.
Protected Rights: You understand that nothing in this Agreement, including the General Release and Waiver of Claims, Covenant Not to Sue and Confidentiality sections contained herein, limits, impedes or restricts your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies or prohibit you from providing truthful information in response to a subpoena or other legal process.
8.
Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Francisco, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
9.
Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
10.
Confidentiality: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, the contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
11.
No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers,

William Newell

shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
12.
Complete and Voluntary Agreement: This Agreement, together with any exhibits hereto and any agreements referenced herein, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
13.
Severability: The provisions of this Agreement, including, without limitation, the Second Release, are severable, and if any part of it is found to be invalid or unenforceable, including, without limitation, any part of the General Release, Covenant Not to Sue, and/or Confidentiality sections herein, or the Non-disparagement provision in the Second Release, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
14.
Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
15.
Review of Separation Agreement; Expiration of Offer: You understand that you have the right to consult with an attorney regarding this Agreement, and that you may take up to five (5) business days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire.
16.
Effective Date: This Agreement is effective on the date it is signed by both parties (the “Effective Date”).

[Remainder of page intentionally left blank]

William Newell

17.
Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.

Sincerely,

Sutro Biopharma, Inc.

By: /s/ Jane Chung

______________________________________

Jane Chung,

President and Chief Operating Officer

READ, UNDERSTOOD AND AGREED

/s/ William Newell

_______________________________ Date: 3/13/2025
William Newell

[__] I ELECT TO RECEIVE THE PTEP EXTENSION DESCRIBED IN SECTION 4 OF THIS AGREEMENT.

[__] I DECLINE TO RECEIVE THE PTEP EXTENSION DESCRIBED IN SECTION 4 OF THIS AGREEMENT.

EXHIBIT A

PLAN

EXHIBIT B

SECOND RELEASE

[*]

1

EXHIBIT B-1

INFORMATION CONCERNING REDUCTION IN FORCE

SUTRO BIOPHARMA, INC.

[*]

EXHIBIT C

CONFIDENTIALITY AGREEMENT

[*]